Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420
FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Strong Fourth Quarter and Record Full Year 2014 Results

DALLAS, Texas - February 18, 2015 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter and full year ended December 31, 2014, including the following significant highlights:

•	Strong fourth quarter and record full year earnings per common diluted share of $0.86 and $4.19, respectively

•	Year-over-year fourth quarter and full year revenue growth of 32% and 41%, respectively, and earnings per common diluted share growth of 19% and 76%, respectively

•	All business segments report year-over-year revenue and operating profit growth during 2014

•
Rail Group receives orders for 17,770 new railcars during the fourth quarter with a record value of over $2.1 billion resulting in an all-time high backlog of 61,035 units with a record value of $7.2 billion

•	Company issues earnings guidance for full year 2015 of between $4.00 and $4.40 per common diluted share

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $138.2 million, or $0.86 per common diluted share, for the fourth quarter ended December 31, 2014. Net income for the same quarter of 2013 was $112.8 million, or $0.72 per common diluted share. Revenues for the fourth quarter of 2014 increased 32% to a record $1.7 billion compared to revenues of $1.3 billion for the same quarter of 2013.

For the year ended December 31, 2014, the Company reported record net income attributable to Trinity stockholders of $678.2 million, or $4.19 per common diluted share. In 2013, the Company reported net income of $375.5 million, or $2.38 per common diluted share. Revenues for the year ended December 31, 2014 were $6.2 billion, a 41% increase compared to revenues of $4.4 billion in 2013.

“During 2014, we utilized the strengths of our integrated business model to achieve record financial results, with all of our business segments reporting higher revenue and profit," said Timothy R. Wallace, Trinity’s Chairman, CEO and President. "Our Rail Group received a record number of orders in 2014, and its $7.2 billion order backlog provides significant production visibility. Our Leasing Group achieved record financial results in 2014 and generated strong earnings and cash flow from strategic railcar leasing transactions completed during the year. We invested over $700 million in acquisitions within our Energy Equipment Group, which added complementary product lines that provide long-term growth opportunities."

Business Group Results
In the fourth quarter of 2014, the Rail Group reported record revenues and operating profit of approximately $1.1 billion and $194.2 million, respectively, resulting in increases compared to the fourth quarter of 2013 of 25% and 23%, respectively. The increase in revenues and profit was due to higher deliveries, improved pricing, and a more favorable product mix. The Rail Group shipped 8,460 railcars and received orders for 17,770 railcars during the fourth quarter. The Rail Group backlog increased to a record $7.2 billion at December 31, 2014, representing a record 61,035 railcars, compared to a backlog of $6.1 billion as of September 30, 2014, representing 51,725 railcars.

During the fourth quarter of 2014, the Railcar Leasing and Management Services Group reported revenues of $238.0 million compared to revenues of $190.8 million during the fourth quarter of 2013. Operating profit for this Group was $96.6 million in the fourth quarter of 2014 compared to operating profit of $85.5 million in the fourth quarter of 2013. The increase in revenues and operating profit was due to higher rental rates as well as increased railcar sales from the lease fleet. Supplemental information for the Railcar Leasing and Management Services Group is provided in the following tables.

During the fourth quarter, the Company sold $114.8 million of railcars to Element Financial Corporation ("Element") under the strategic alliance announced in 2013 with $67.8 million reported as sales of railcars owned one year or less at the time of sale and $47.0 million reported in the Rail Group as external revenue. With these railcar sales, the Leasing Group has completed the sale of the first $1 billion of leased railcars to Element and anticipates fulfilling the $2 billion alliance in 2015.

The Inland Barge Group reported revenues for the fourth quarter of 2014 of $167.8 million compared to revenues of $142.9 million in the fourth quarter of 2013. Operating profit for this Group was $25.8 million in the fourth quarter of 2014 compared to $27.0 million in the fourth quarter of 2013. The increase in revenues compared to the same quarter last year was due to higher delivery volumes and product mix changes. The Inland Barge Group received orders of $130.3 million during the quarter, and as of December 31, 2014 had a backlog of $437.9 million compared to a backlog of $475.4 million as of September 30, 2014.

The Energy Equipment Group reported record revenues of $284.4 million in the fourth quarter of 2014 compared to revenues of $188.5 million in the same quarter of 2013. Revenues related to acquisitions completed in 2014 totaled $89.0 million for the fourth quarter. Operating profit for the fourth quarter of 2014 increased to $26.9 million compared to $17.2 million in the same quarter last year. The backlog for structural wind towers as of December 31, 2014 was $473.5 million compared to a backlog of $528.6 million as of September 30, 2014.

Revenues in the Construction Products Group were $116.5 million in the fourth quarter of 2014 compared to revenues of $117.5 million in the fourth quarter of 2013. The Group recorded an operating loss of $0.3 million in the fourth quarter of 2014 compared to an operating profit of $7.3 million in the fourth quarter of 2013. Revenues and operating profit decreased for the fourth quarter of 2014 compared to the same period in 2013 primarily due to lower volumes in our Highway Products business.

Cash and Liquidity
At December 31, 2014, the Company had cash, cash equivalents, and short-term marketable securities of $962.9 million. When combined with capacity under committed credit facilities, the Company had approximately $1.6 billion of available liquidity at the end of the fourth quarter.

Share Repurchase
The Company did not repurchase any shares of common stock under its share repurchase authorization during the quarter. During 2014, the Company purchased approximately $31.5 million of shares of common stock, leaving $218.5 million remaining under its current authorization through December 31, 2015.

Convertible Notes
The Company’s $450 million convertible notes have a dilutive impact on the calculation of earnings per share when the average stock price for the quarter exceeds the conversion price. The average stock price for the fourth quarter was $33.50 per share compared to the conversion price in effect during the quarter of $25.22 per share, the result of which added 4.4 million additional shares to the Company’s diluted share count, reducing earnings per share by $0.03 per share. For the full year, approximately 5.6 million shares were added to the Company’s dilutive share count, reducing earnings per share by $0.16 per share. The Company’s 2015 earnings guidance, as discussed in the Earnings Outlook, assumes an annual weighted average diluted share count of 156.5 million shares, which includes 4.5 million shares from the convertible notes.  The dilutive impact of the convertible notes assumes an average annual stock price of $33.75 per share and reduces full year 2015 earnings per share by approximately $0.12 per share.

Highway Products Litigation
On October 20, 2014, a jury in a federal district court returned a verdict against the Company in a False Claims Act (the “Act”) case and awarded $175 million in damages. The jury's damages award, to the extent it survives the Company's challenge in post-trial motions or on appeal, is automatically trebled under the Act to $525 million. Additionally, the district court is required to impose civil penalties for each violation of the Act (which penalties are not automatically trebled). The district court has not yet entered a final judgment or determined a civil penalty amount. The Company maintains that the allegations are without merit and intends to vigorously defend its positions in post-trial motions and on appeal. Pending entry of a final judgment and completion of the Company’s post-trial and appellate activities in this matter, the Company currently does not believe that a loss is probable, therefore no accrual has been included in the consolidated financial statements.

Earnings Outlook
For the full year of 2015, the Company anticipates earnings per common diluted share of between $4.00 and $4.40 compared to full year earnings per common diluted share of $4.19 in 2014. The Company expects the level of quarterly earnings per share in 2015 to be relatively consistent throughout the year. As a reminder, first quarter 2014 results included $0.72 per common diluted share of earnings related to sales of new and existing leased railcars to Element. As a result, we do expect first quarter 2015 earnings per common diluted share to be below last year's level.

Actual results in 2015 may differ from present expectations and could be impacted by a number of factors including, among others, fluctuations in prices of commodities that our customers produce and transport; potential costs or timing of pending tank car regulatory changes; expenses related to current and potential litigation in our Highway Products business; various labor situations in the U.S., including those causing the temporary shut-down of oil refineries as well as interruptions of imports and exports on the West Coast; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the level of sales and profitability of railcars; and the impact of weather conditions on our operations and delivery schedules.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 19, 2015 to discuss its fourth quarter and full year results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0116 until 11:59 p.m. Eastern on February 26, 2015.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2014	2013
Revenues	$1,661.4	$1,256.0
Operating costs:
Cost of revenues	1,275.3	962.7
Selling, engineering, and administrative expenses	110.6	80.2
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(2.1)	(10.8)
Other	1.1	(0.5)
	1,384.9	1,031.6
Operating profit	276.5	224.4
Interest expense, net	51.6	45.1
Other (income) expense	(1.8)	(0.5)
Income before income taxes	226.7	179.8
Provision for income taxes	80.3	60.9
Net income from continuing operations	146.4	118.9
Net gain on sale of discontinued operations	—	—
Net income (loss) from discontinued operations	(0.1)	0.4
Net income	146.3	119.3
Net income (loss) attributable to noncontrolling interest	8.1	6.5
Net income attributable to Trinity Industries, Inc.	$138.2	$112.8

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$0.89	$0.72
Discontinued operations	—	—
	$0.89	$0.72
Diluted
Continuing operations	$0.86	$0.72
Discontinued operations	—	—
	$0.86	$0.72
Weighted average number of shares outstanding:
Basic	151.2	151.8
Diluted	155.7	151.9

All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014. Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Year Ended December 31,
	2014	2013
Revenues	$6,170.0	$4,365.3
Operating costs:
Cost of revenues	4,619.8	3,322.3
Selling, engineering, and administrative expenses	403.6	291.3
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales	(92.3)	(20.4)
Other	(12.1)	(0.8)
	4,919.0	3,592.4
Operating profit	1,251.0	772.9
Interest expense, net	191.5	185.2
Other (income) expense	(4.6)	(2.8)
Income before income taxes	1,064.1	590.5
Provision for income taxes	354.8	204.4
Net income from continuing operations	709.3	386.1
Net gain on sale of discontinued operations	—	7.1
Net income (loss) from discontinued operations	—	(0.8)
Net income	709.3	392.4
Net income (loss) attributable to noncontrolling interest	31.1	16.9
Net income attributable to Trinity Industries, Inc.	$678.2	$375.5

Net income attributable to Trinity Industries, Inc. per common share:
Basic
Continuing operations	$4.35	$2.34
Discontinued operations	—	0.04
	$4.35	$2.38
Diluted
Continuing operations	$4.19	$2.34
Discontinued operations	—	0.04
	$4.19	$2.38
Weighted average number of shares outstanding:
Basic	151.0	152.8
Diluted	156.7	152.9

All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014. Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,
Revenues:	2014	2013
Rail Group	$1,067.4	$855.5
Construction Products Group	116.5	117.5
Inland Barge Group	167.8	142.9
Energy Equipment Group	284.4	188.5
Railcar Leasing and Management Services Group	238.0	190.8
All Other	30.2	23.6
Segment Totals before Eliminations	1,904.3	1,518.8
Eliminations - lease subsidiary	(145.9)	(196.0)
Eliminations - other	(97.0)	(66.8)
Consolidated Total	$1,661.4	$1,256.0

	Three Months Ended December 31,
Operating profit (loss):	2014	2013
Rail Group	$194.2	$157.4
Construction Products Group	(0.3)	7.3
Inland Barge Group	25.8	27.0
Energy Equipment Group	26.9	17.2
Railcar Leasing and Management Services Group	96.6	85.5
All Other	(14.3)	(5.7)
Segment Totals before Eliminations and Corporate Expenses	328.9	288.7
Corporate	(29.5)	(23.5)
Eliminations - lease subsidiary	(22.6)	(40.0)
Eliminations - other	(0.3)	(0.8)
Consolidated Total	$276.5	$224.4

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Year Ended December 31,
Revenues:	2014	2013
Rail Group	$3,816.8	$2,867.5
Construction Products Group	551.7	525.0
Inland Barge Group	638.5	576.7
Energy Equipment Group	992.3	665.4
Railcar Leasing and Management Services Group	1,118.3	645.4
All Other	110.4	86.6
Segment Totals before Eliminations	7,228.0	5,366.6
Eliminations - lease subsidiary	(710.1)	(756.5)
Eliminations - other	(347.9)	(244.8)
Consolidated Total	$6,170.0	$4,365.3

	Year Ended December 31,
Operating profit (loss):	2014	2013
Rail Group	$724.1	$489.7
Construction Products Group	65.4	52.6
Inland Barge Group	114.4	96.0
Energy Equipment Group	108.1	61.4
Railcar Leasing and Management Services Group	516.3	296.8
All Other	(25.6)	(13.7)
Segment Totals before Eliminations and Corporate Expenses	1,502.7	982.8
Corporate	(119.0)	(73.4)
Eliminations - lease subsidiary	(133.1)	(135.4)
Eliminations - other	0.4	(1.1)
Consolidated Total	$1,251.0	$772.9

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	Percent	2014	2013	Percent
	($ in millions)		Change	($ in millions)		Change

Revenues:
Leasing and management	$162.8	$151.3	7.6%	$632.0	$586.9	7.7%
Sales of railcars owned one year or less at the time of sale	75.2	39.5	*	486.3	58.5	*
Total revenues	$238.0	$190.8	24.7	$1,118.3	$645.4	73.3

Operating profit:
Leasing and management	$74.1	$69.1	7.2	$287.9	$267.3	7.7
Railcar sales:
Railcars owned one year or less at the time of sale	20.4	5.6		136.1	9.1
Railcars owned more than one year at the time of sale	2.1	10.8		92.3	20.4
Total operating profit	$96.6	$85.5	13.0	$516.3	$296.8	74.0

Operating profit margin:
Leasing and management	45.5%	45.7%		45.6%	45.5%
Railcar sales	*	*		*	*
Total operating profit margin	40.6%	44.8%		46.2%	46.0%

Selected expense information(1):
Depreciation	$32.9	$33.2	(0.9)	$130.0	$129.0	0.8
Maintenance	$20.1	$17.7	13.6	$78.9	$71.5	10.3
Rent	$13.2	$13.3	(0.8)	$52.9	$53.3	(0.8)
Interest:
External	$38.8	$37.3		$153.3	$153.5
Intercompany	—	—		—	3.8
Total interest expense	$38.8	$37.3	4.0	$153.3	$157.3	(2.5)

	December 31, 2014	December 31, 2013
Leasing portfolio information:
Portfolio size (number of railcars)	75,930	75,685
Portfolio utilization	99.5%	99.5%
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profits of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges. Intercompany interest expense is eliminated in consolidation and arises from Trinity’s previous ownership of a portion of TRIP Holdings’ Senior Secured Notes, which notes were retired in full in May 2013.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$887.9	$428.5
Short-term marketable securities	75.0	149.7
Receivables, net of allowance	405.3	365.0
Income tax receivable	58.6	7.7
Inventories	1,068.4	814.7
Restricted cash	234.7	260.7
Net property, plant, and equipment	4,902.9	4,770.6
Goodwill	773.2	278.2
Other assets	327.8	238.3
	$8,733.8	$7,313.4

Accounts payable	$295.4	$216.3
Accrued liabilities	709.6	567.4
Debt, net of unamortized discount of $60.0 and $74.1	3,553.0	2,989.8
Deferred income	36.4	40.8
Deferred income taxes	632.6	650.7
Other liabilities	109.4	99.3
Stockholders' equity	3,397.4	2,749.1
	$8,733.8	$7,313.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2014	December 31, 2013
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,681.7	$1,418.9
Accumulated depreciation	(820.7)	(748.3)
	861.0	670.6
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.3
Equipment on lease	3,189.6	3,509.1
Accumulated depreciation	(601.1)	(554.8)
	2,599.2	2,964.6
Partially-owned subsidiaries:
Equipment on lease	2,261.2	1,887.2
Accumulated depreciation	(261.3)	(202.1)
	1,999.9	1,685.1

Net deferred profit on railcars sold to the Leasing Group	(557.2)	(549.7)
	$4,902.9	$4,770.6

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2014	December 31, 2013
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $-	399.6	—
Convertible subordinated notes, net of unamortized discount of $59.6 and $74.1	389.9	375.9
Other	0.7	0.9
	790.2	376.8
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	39.1	42.2
	39.1	42.2
Non-recourse:
Secured railcar equipment notes	723.3	766.6
Warehouse facility	120.6	152.0
Promissory notes	363.9	396.1
	1,207.8	1,314.7
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,515.9	1,256.1
	1,515.9	1,256.1
	$3,553.0	$2,989.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2014	December 31, 2013
Leasing Debt Summary
Total Recourse Debt	$39.1	$42.2
Total Non-Recourse Debt(1)	2,723.7	2,570.8
	$2,762.8	$2,613.0
Total Leasing Debt
Wholly-owned subsidiaries	$1,246.9	$1,356.9
Partially-owned subsidiaries	1,515.9	1,256.1
	$2,762.8	$2,613.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$2,599.2	$2,964.6
Partially-owned subsidiaries	1,999.9	1,685.1
	$4,599.1	$4,649.7
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	48.0%	45.8%
Partially-owned subsidiaries	75.8%	74.5%
Combined	60.1%	56.2%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Year Ended December 31,
	2014	2013
Operating activities:
Net income	$709.3	$392.4
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(6.3)
Depreciation and amortization	244.6	211.5
Net gains on sales of railcars owned more than one year at the time of sale	(92.3)	(20.4)
Other	38.2	107.9
Changes in assets and liabilities:
(Increase) decrease in receivables	(56.4)	17.2
(Increase) decrease in inventories	(186.3)	(95.6)
Increase (decrease) in accounts payable and accrued liabilities	142.8	101.4
Other	19.3	(45.9)
Net cash provided by operating activities	819.2	662.2
Investing activities:
Proceeds from sales of railcars owned more than one year at the time of sale	265.8	131.6
Proceeds from disposition of property, plant, and equipment	23.0	3.7
Capital expenditures - leasing, net of sold railcars owned one year or less with a net cost of $350.2 and $49.4	(245.3)	(581.1)
Capital expenditures - manufacturing and other	(219.3)	(149.9)
(Increase) decrease in short-term marketable securities	74.7	(149.7)
Acquisitions	(714.4)	(73.2)
Other	0.8	0.6
Net cash required by investing activities	(814.7)	(818.0)
Financing activities:
Payments to retire debt	(186.6)	(262.1)
Proceeds from issuance of debt	727.3	175.0
Shares repurchased	(36.5)	(103.2)
Dividends paid to common shareholders	(54.4)	(39.3)
Purchase of shares to satisfy employee tax on vested stock	(38.3)	(9.6)
Proceeds from sale of interests in partially-owned leasing subsidiaries	—	296.7
Repurchase of noncontrolling interest	—	(84.0)
Contributions from noncontrolling interest	49.6	50.0
Distributions to noncontrolling interest	(28.2)	(10.0)
(Increase) decrease in restricted cash	1.0	(12.5)
Other	21.0	10.3
Net cash provided by financing activities	454.9	11.3
Net increase (decrease) in cash and cash equivalents	459.4	(144.5)
Cash and cash equivalents at beginning of period	428.5	573.0
Cash and cash equivalents at end of period	$887.9	$428.5

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts, unaudited)
Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period. All share and per share information has been retroactively adjusted to reflect the 2-for-1 stock split completed during the quarter ended June 30, 2014.

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$146.4			$118.9
Less: net income from continuing operations attributable to noncontrolling interest	8.1			6.5
Net income from continuing operations attributable to Trinity Industries, Inc.	138.3			112.4
Unvested restricted share participation	(4.4)			(3.7)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	133.9	151.2	$0.89	108.7	151.8	$0.72
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	0.1	4.4		—	—
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$134.0	155.7	$0.86	$108.7	151.9	$0.72

Net income (loss) from discontinued operations, net of taxes	$(0.1)			$0.4
Unvested restricted share participation	—			—
Net income (loss) from discontinued operations, net of taxes - basic	(0.1)	151.2	$—	0.4	151.8	$—
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	—	4.4		—	—
Net income (loss) from discontinued operations, net of taxes - diluted	$(0.1)	155.7	$—	$0.4	151.9	$—

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Income (Loss)	Average Shares	EPS	Income (Loss)	Average Shares	EPS
Net income from continuing operations	$709.3			$386.1
Less: net income from continuing operations attributable to noncontrolling interest	31.1			16.9
Net income from continuing operations attributable to Trinity Industries, Inc.	678.2			369.2
Unvested restricted share participation	(22.1)			(12.0)
Net income from continuing operations attributable to Trinity Industries, Inc. - basic	656.1	151.0	$4.35	357.2	152.8	$2.34
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	0.7	5.6		—	—
Net income from continuing operations attributable to Trinity Industries, Inc. - diluted	$656.8	156.7	$4.19	$357.2	152.9	$2.34

Net income (loss) from discontinued operations, net of taxes	$—			$6.3
Unvested restricted share participation	—			(0.2)
Net income (loss) from discontinued operations, net of taxes - basic	—	151.0	$—	6.1	152.8	$0.04
Effect of dilutive securities:
Stock options	—	0.1		—	0.1
Convertible subordinated notes	—	5.6		—	—
Net income (loss) from discontinued operations, net of taxes - diluted	$—	156.7	$—	$6.1	152.9	$0.04

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended December 31,
	2014	2013

Net income from continuing operations	$146.4	$118.9
Add:
Interest expense	52.0	45.8
Provision for income taxes	80.3	60.9
Depreciation and amortization expense	73.1	55.3
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$351.8	$280.9

	Year Ended December 31,
	2014	2013

Net income from continuing operations	$709.3	$386.1
Add:
Interest expense	193.4	187.3
Provision for income taxes	354.8	204.4
Depreciation and amortization expense	244.6	211.5
Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$1,502.1	$989.3

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